UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPRINGBIG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 260
Boca Raton, Florida, 33487
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	SBIG	The Nasdaq Capital Market

Warrants, each exercisable for one share of Common Stock, at an exercise price of $11.50 per share	SBIGW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on May 24, 2023, SpringBig Holdings, Inc. (the “Company”) entered into an Amendment No. 3 (the “Third Amendment”) with L1 Capital Global Opportunities Master Fund (the “Investor”) to each of (i) the Securities Purchase Agreement, dated April 29, 2022, as amended by the Amendment to Purchase Agreement, dated December 1, 2022, and Amendment No. 2 to the Purchase Agreement, dated December 28, 2022 (together with the Third Amendment, the “Notes and Warrants Purchase Agreement”), between the Company and the Investor, (ii) the Senior Secured Original Issue Discount Convertible Notes due 2024 (the “L1 Notes”) and (iii) the warrants issued to the Investor pursuant to the Notes and Warrants Purchase Agreement (the “Investor Warrants”).

The Third Amendment provides, among other provisions, that (i) the Company shall make a payment of $100,000 toward the principal owed under the L1 Notes on May 25, 2023 and another payment of $750,000 on the closing date of the offering pursuant to the prospectus that forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-271353), as amended (the “May 2023 Offering”); and (ii) the Investor agrees to purchase $1,500,000 (the “Total Note Participation”) of securities in the May 2023 Offering upon the terms set forth in such prospectus, except that $250,000 of such purchase will be in the form of cash and the remainder will be in consideration for a like reduction in principal owed under the L1 Notes.

On May 25, 2023, the Company entered into an Amendment No. 4 (the “Fourth Amendment”) to each of the L1 Notes, the Investor Warrants and the Notes and Warrants Purchase Agreement. The Fourth Amendment provides, among other provisions, that (i) the Total Note Participation will be reduced by the amount, if any, necessary so that the total number of shares acquired by the Investor in the May 2023 Offering, together with other shares of Common Stock it beneficially owns, is less than 9.99% of the total number of shares of the Company’s common stock, par value $0.0001 per share, outstanding after giving effect to all shares currently outstanding and all shares issued in the May 2023 Offering (the amount by which the Total Note Participation shall be reduced, if any, is referred to herein as the “Special Note Amount”); (ii) if the completion of the May 2023 Offering results in there being any Special Note Amount, the Special Note Amount will remain as unpaid and outstanding principal owing under the L1 Notes until paid or converted as provided in the L1 Notes; (iii) the Investor shall have the right, at its option and from time to time, to convert all or any portion of the Special Note Amount into shares of conversion stock at a price per share equal to the public offering price in the May 2023 Offering; and (iv) the Fourth Amendment shall become void if the May 2023 Offering does not close on or before June 5, 2023, if the Company fails to raise at least $3 million in the May 2023 Offering (including amounts from the Investor pursuant to the Third Amendment), if the Company raises more than $5.5 million (including amounts from the Investor pursuant to the Third Amendment), or if there is a future event of default under the L1 Notes, the Third Amendment or the Fourth Amendment.

The foregoing is a summary of certain terms and provisions of the Fourth Amendment and is not complete and is subject to, and qualified in its entirety by the provisions of, the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Amendment No. 4 date May 25, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

May 26, 2023	By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Chief Executive Officer